UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

FIRST ASIA HOLDINGS LIMITED

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	000-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

Room 1604, 16/F, Silvercord II Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (852) 2581-0708

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Chief Financial Officer

On June 20, 2013, Ms. Luk Lai Ching Kimmy resigned as Chief Financial Officer of First Asia Holdings Limited (the “Company”), a Canadian corporation.  The resignation of Ms Kimmy Luk as CFO was not due to a disagreement with the Company, and she is continuing to serve as Executive Chairman and as a Director of the Company.

Appointment of Chief Financial Officer

On June 20, 2013, the board of directors of the Company appointed Ms To Ka Man Carmen as Chief Financial Officer of the Company to fill the vacancy created by the resignation of Kimmy Luk.

Ms. To Ka Man Carmen

BCom in Accounting & Information Systems, CPA

Carmen To, age 28, was appointed as the Company’s Chief Financial Officer on June 20, 2013.  She is a qualified Certified Public Accountant in Australia. From August 2006 to February 2008, she was employed by BDO, an international accounting firm, at its office in Hong Kong, where her major responsibilities were auditing various types of companies including listed companies. From February 2008 to February 2011, she was employed by KPMG, an international accounting firm, at its office in Hong Kong, where her responsibilities were auditing various leading listed companies in Hong Kong. From February 2011 to January 2012, she was employed by Wing Tai Properties Limited, a Hong Kong listed international property developer, where she had a financial supervisory role as a team leader supervising 12 accounting staff.  Her major responsibilities were financial reporting including budgetary control and preparation of consolidated financial statements. From February 2012 to June 2013, Carmen was self-employed as a business consultant and providing consulting services in relation to accounting, taxation and internal control. She obtained a Bachelor of Commerce degree from University of New South Wales in July 2006.

Additionally, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new chief financial officer had or is to have a direct or indirect material interest.

SIGNATURES

The Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ASIA HOLDINGS LIMITED.

Date: June 21, 2013

/s/ Luk Lai Ching Kimmy

By:

Ms Luk Lai Ching Kimmy, President and Director

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